BREAM VENTURES ANNOUNCES NAME CHANGE

     December 17, 2004, Vancouver, Canada: Bream Ventures Inc. (BRMV:OTCBB) is pleased to announce that it has changed its name to “Sino Silver Corp.” effective December 9, 2004. The Board of Directors believes that the name change is more appropriate for the Company considering the new business opportunities it anticipates and impresses upon the investing public that the Company is moving in a new direction. Sino Silver Corp. is a mining and metal company focused on exploring for silver and developing mines in China.

     As previously announced, the Company entered into a Memorandum of Understanding (“MOU”) with Sino-Top Technologies, Ltd., an entity incorporated under the laws of the People’s Republic of China (“Sino-Top”), for the purpose of forming a joint venture to participate in the exploration and evaluation, and if feasible, the development and mining of resources on between four to eleven properties located in the Inner Mongolia region of China. The MOU provides for the formation, subject to certain conditions, of a joint venture to be known as Sino Silver China, Ltd. Sino Silver agreed to contribute up to a total of $3,000,000 in return for a 60% equity interest in Sino Silver China. Sino Silver has used a portion of the proceeds from a recent sale of its common stock and warrants to deposit $100,000 in escrow that was due by December 15, 2004 under the MOU. An additional $400,000 will be due at the closing of the joint venture, which presently is scheduled for February 15, 2004. The balance is to be paid in installments over three years.

     Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, general economic conditions, including, but not limited to those which effect the supply, demand and price of silver and other minerals, competition, interest rate sensitivity, exposure to regulatory and legislative changes, financing and liquidity requirements and other uncertainties detailed from time to time in the Sino Silver’s Securities and Exchange Commission filings.